[Transcription of Updated Recorded Message on Stock
                      Administration Toll Free Phone Line]

         Welcome to the Qwest Stock Option Exchange information line.

         If you're a member of either the CWA or the IBEW union, this message does not apply to you or the provisions covered by your collective bargaining agreements.

         If you are a Qwest full-time, non-union employee, this stock option exchange program has been designed for you and requires your careful consideration.

         The program allows employees to exchange options [PAUSE] currently priced at $35 or more [PAUSE] for new options...with a new exercise price to be set in June 2002.

         Of course, whether you exchange your options or not is completely up to you. We make no recommendation regarding the offer. You should consult with a financial advisor or do your own analysis to decide whether the program is right for you.

         For convenience, we will be mailing eligible employees information about the new stock option exchange program at their homes in early November. Eligible employees also are receiving an e-mail describing the program, and all information is available on the Q. You cannot exchange options that were granted to you as an employee of LCI International Inc. or ICON CMT Corp. Only options that were granted under the Qwest Equity Incentive Plan, or under the former U S WEST plans, are eligible options under the exchange program.

         Because of the size of the mailing, you may not receive the materials for several days. If you have not received the mailing by Monday, November 12, you may send an e-mail to stockadmin2@qwest.com. We will send to your company e-mail a copy of your option statement. If you have any questions or need additional copies of materials, please go to the Q.

         If you have other questions, please review our FAQs on the Q Web site, or if you are calling between 8 a.m. and 7 p.m. mountain standard time, you may stay on the line to speak to a representative.

          Thanks for calling!